Exhibit 10.21

POLICY SUBJECT:    Executive Severance Policy

EFFECTIVE DATE:    June 1, 2002

REVISED:    January 1, 2015

1.
Purpose. The NiSource Executive Severance Policy (“Policy”) originally was established in June 2002 to provide Severance Pay and other benefits to terminated executive‑level employees of NiSource Inc. and certain subsidiaries and affiliate corporations (“Company”) who satisfy the terms of the Policy. Benefits under the Policy shall be in lieu of any benefits available under the NiSource Severance Policy or any other severance plan or policy maintained by the Company or any Affiliate; provided however that benefits will not be payable under the Policy if the relevant termination of employment results in the employee being eligible for a payment under a Change in Control and Termination Agreement. The Policy is amended and restated effective January 1, 2015.

2.
Administration. The Policy is administered by the Officer Nomination and Compensation Committee of the Board of Directors of the Company (“Committee”). The Committee has the complete discretion and authority with respect to the Policy and its application. The Committee reserves the right to interpret the Policy, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of severance benefits and make all other determinations it deems necessary or advisable for the administration of the Policy. The determination of the Committee in all matters regarding the Policy shall be conclusive and binding on all persons. The Committee may delegate any of its duties under the Policy to the Senior Vice President of Human Resources and hereby delegates to the Senior Vice President of Human Resources, or his delegate, the authority to develop and implement administrative guidelines regarding the operation of the Policy and render decisions on initial claims by Participants.

3.
Scope. The Policy will apply to all full-time or part-time regular, non-union employees of the Company and each of its affiliated entities (collectively, “Affiliates” and each an “Affiliate”) whose job scope level, as established by the Company, is D2 (or its equivalent) or above (“Participants”).

4.
Eligibility for Severance Pay. A Participant becomes entitled to receive severance pay (“Severance Pay”) only if he or she is terminated by an Affiliate for any of the following reasons, provided that such a termination event constitutes a "separation from service" as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder, and further provided the conditions described in Section 5 below are met:

(a)	The Participant’s position is eliminated due to a reduction in force or other restructuring.

(b)
The Participant’s position is moved by the Company more than 50 miles from its current location and results in the Participant having a longer commute of at least 20 miles and the Participant chooses not to relocate, and such events are considered a "good reason" termination under Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder.

(c)	The Participant’s employment is constructively terminated. Constructive termination shall be defined in a manner consistent with the guidance for a "good reason" termination under

Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder, and means (1) the scope of the Participant’s position is changed materially (other than in the case of a rotational assignment or its equivalent) or (2) the Participant’s base pay is reduced by a material amount or (3) the Participant’s opportunity to earn a bonus under a short-term cash incentive compensation plan of the Affiliates is materially reduced or is eliminated, and, in any such event, the Participant chooses not to remain employed in such position, if a Participant does not assert constructive termination within 14 days of being informed of a change described in (1), (2) or (3) above, in a written instrument delivered to the Senior Vice President of Human Resources, such change will not be deemed a constructive termination. The decision as to whether such a change constitutes constructive termination shall be made by the Committee or its delegate, not the Participant. If the Participant disagrees, the Participant must follow the claims procedure set forth in Section 15.

5.    Conditions to Receipt of Benefits.

(a)	Severance Pay is not available to a Participant otherwise eligible for Severance Pay who transfers to another position with any Affiliate.

(b)
Severance Pay is not available to a Participant whose position is eliminated due to (1) the sale of the Affiliate or assets of the Affiliate which employs the Participant on the date of termination or (2) the outsourcing of work, where in either such event the purchaser of the Affiliate or assets of the Affiliate or the outsourcing service provider makes an offer of employment to the Participant that, if it were an Affiliate, would not constitute “constructive termination” as described in Section 4(c).

(c)
Severance Pay is not available to a Participant whose position is eliminated due to the spin-off of any Affiliate, if the spun-off entity makes an offer of employment to the Participant that, if it were an Affiliate making such an offer, would not constitute “constructive termination” as described in Section 4(c).

(d)	A Participant must execute and not revoke the release described in Section 6 below.

(e)
During the period in which a Participant is entitled to consider the execution of the release described in Section 6, or during such other period as is otherwise agreed to by the Company and the Participant, he or she may be required to complete unfinished business projects and be available for discussions regarding matters relative to the Participant’s duties.

(f)	A Participant must return all Affiliate property and information to the Affiliate.

(g)	A Participant must agree to pay all outstanding amounts owed to any Affiliate and authorize the Affiliate to withhold any outstanding amounts from his or her final paycheck and/or Severance Pay.

6.	Amount of Severance Pay. The amount of Severance Pay to which a Participant is entitled under the Policy is 52 weeks of base salary at the rate in effect on the date of termination.

A Participant who is receiving benefits under a short term disability plan maintained by any Affiliate will be entitled to Severance Pay at the end of the period of payment of short term disability if, and only if, (1) he or she is not then eligible for benefits under a long term disability plan maintained by an Affiliate, and (2) he or she is not offered employment with an Affiliate that, in the discretion of the Committee, is comparable to that held by the Participant at the time the applicable period of short term disability commenced. A Participant will not be entitled to Severance Pay at the end of the period of long term disability.

Severance Pay will be paid to a Participant in one lump sum cash payment as soon as practicable after the date of the Participant’s termination of employment, but in no event later than the 15th day of the 3rd month after such date, provided that the Participant has executed a valid release of all Affiliates, and their respective officers, directors and employees, from any and all actions, suits, proceedings, claims and demands relating to the Participant’s employment with all Affiliates and the termination thereof, and the applicable revocation period has expired within this period. Severance Pay shall be reduced by applicable amounts necessary to comply with federal, state and local income tax withholding requirements.

7.    Benefits.

(a)
Welfare Benefits. A Participant entitled to Severance Pay shall receive, at the time of payment of Severance Pay, a lump sum payment equivalent to 130% of 52-weeks of COBRA (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601‑609 of the Employee Retirement Income Security Act of 1974, as amended, or any successor sections) continuation coverage premiums in lieu of any continued medical, dental, vision, and other welfare benefits offered by the Company or any Affiliate. Such 52-week period of COBRA continuation coverage shall be included as part of the period during which the Participant may elect continued group health coverage under COBRA.

(b)
Outplacement Services. A Participant entitled to Severance Pay shall receive outplacement services, selected by the Company at its expense, for a period commencing on the date of termination of employment and continuing until the earlier to occur of the Participant accepting other employment or 12 months thereafter.

8.
No Re-employment. A Participant who receives benefits pursuant to the Policy shall not be eligible for re-employment with any Affiliate, unless the Committee or its delegate provides the Participant with a written waiver of the Section.

9.
Independent Contractor Status. A Participant who receives benefits pursuant to the Policy shall not be eligible at any time after termination of employment to enter into a consulting or independent contractor relationship with any Affiliate pursuant to which relationship he or she shall perform the same or similar services, upon the same or similar terms and conditions, as were applicable to such Participant on the date of termination of employment.

10.	Death of Participant. It a Participant dies prior to receiving Severance Pay to which he or she is entitled under the Policy, payment will be made to the representative of his or her estate.

11.    Amendment or Termination.

(a)
The Policy may be amended or terminated by the Committee at any time during its term when, in its judgment, such amendment or termination is necessary or desirable. No such termination or amendment will affect the rights of any Participant who is then entitled to receive Severance Pay or other benefits under the Policy at the time of such amendment or termination. The Policy can only be changed by written endorsement by an officer of the Company and only when the Company attaches the written amendment to the Policy. No agent or other employee, other than an officer of the Company, has the authority to change or waive any provision of the Policy.

(b)	Severance benefits under the Policy are not intended to be a vested right.

12.    Governing Law and Venue. The terms of the Policy shall, to the extent not preempted by federal law, be governed by, and construed and enforced in accordance with, the laws of the State of Indiana, including all matters of construction, validity and performance. In order to benefit Participants under this Policy by establishing a uniform application of law with respect to the administration of the Plan, the provisions of this Section 13 shall apply. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Plan shall be brought in any court of the State of Indiana and of the United States for the Northern District of Indiana. The Company, each Affiliate, each Participant, and any related parties irrevocably and unconditionally consent to the exclusive jurisdiction of such courts in any such litigation related to this Plan and any transactions contemplated hereby. Such parties irrevocably and unconditionally waive any objection that venue is improper or that such litigation has been brought in an inconvenient forum.

13.    Miscellaneous Provisions.

(a)
Severance Pay and other benefits pursuant to the Policy shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt by a Participant, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void and no Affiliate shall be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Pay or other benefits under the Policy.

(b)
Nothing contained in the Policy shall confer upon any individual the right to be retained in the service of any Affiliate, nor limit the right of any Affiliate to discharge or otherwise deal with any individual without regard to the existence of the Policy.

(c)
The Policy shall at all times be entirely unfunded. No provision shall at any time be made with respect to segregating assets of any Affiliate for payment of any Severance Pay or other benefits hereunder. No employee or any other person shall have any interest in any particular assets of any Affiliate by reason of the right to receive Severance Pay or other benefits under the Policy, and any such employee or any other person shall have only the rights of a general unsecured creditor of an Affiliate with respect to any rights under the Policy.

14.
Claims Procedure. A claim for benefits under the Policy shall be submitted in writing to the Senior Vice President, Human Resources or his delegate. If a claim for benefits under the Policy by a Participant or his or her beneficiary is denied, either in whole or in part, the Senior Vice President, Human Resources, will let the claimant know in writing within 90 days. If the claimant does not hear within 90 days, the claimant may treat the claim as if it had been denied. A notice of a denial of a claim will refer to a specific reason or reasons for the denial of the claim; will have specific references to the Policy provisions upon which the denial is based; will describe any additional material or information necessary for the claimant to perfect the claim and explain why such material information is necessary; and will have an explanation of the Policy’s review procedure.

The claimant will have 60 days after the date of the denial to ask for a review and a hearing. The claimant must file a written request with the Committee for a review, During this time the claimant may review pertinent documents and may submit issues and comments in writing. The Committee will have another 60 days in which to consider the claimant’s request for review. If special circumstances require an extension of time for processing, the Committee may have an additional 60 days to answer the claimant. The claimant will receive a written notice if the extra days are needed. The claimant may submit in writing any document, issues and comments he or she may wish. The decision of the Committee will tell the claimant the specific reasons for its actions, and refer the claimant to the specific Policy provisions upon which its decision is based. If the decision on review is not furnished within the time period set forth above, the claim shall be deemed denied on review.
If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or his duly authorized representative notifies the Committee within 90 days after the mailing or delivery to the claimant by the Committee of its determination that claimant intends to institute legal proceedings challenging the determination of the Committee and actually institutes such legal proceedings within 180 days after such mailing or delivery

15.
Rights Under ERISA. Each Participant in the Policy is entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Policy Participants shall be entitled to:

(a)	Examine, without charge, at the Company’s office all Policy documents.

(b)	Obtain copies of all Policy documents and other Policy information upon written request to the Committee. The Committee may make a reasonable charge for the copies.

In addition to creating rights for Policy Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Policy, called “fiduciaries” of the Policy, have a duty to do so prudently and in the interest of the Policy Participants and beneficiaries. No one, including the Company, any affiliate or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA, If a Participant’s claim for a benefit is denied in whole or in part, he or she must receive a written explanation of the reason for the denial. A Participant has the right to have the Committee review and reconsider his or her claim. Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests materials from the Committee and does not receive them within thirty (30) days, he or she may file suit in a federal court. In such a case the court may require the Committee to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If a Participant has a claim for benefits, which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that the Policy fiduciaries misuse the Policy’s money, or if a Participant is discriminated against for asserting his or her rights, he or she may ask assistance from the United States Department of Labor, or he or she may file suit in a federal court, The court will decide who should pay the court costs and legal fees. If the Participant is successful, the court may order the person he or she has sued to pay these costs and fees. If the Participant loses, the court may order him or her to pay these costs and fees, for example, if it finds his or her claim to be frivolous. If a Participant has questions about the Policy, he or she should contact the Committee. If a Participant has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest Area Office of the United States Labor‑Management Services Administration, Department of Labor.

17.    Policy Facts.

Company: Address:	NiSource Inc. 801 E, 86th Avenue Merrillville, Indiana 46410
Plan Name:	NiSource Executive Severance Policy
Type of Plan:	Severance Policy‑Welfare Benefits Plan
Policy Year:	Calendar year
Employer Identification Number (EIN):	35-1719974
Policy Administrator:	Officer Nomination and Compensation Committee of NiSource Inc.
Business Address:	801 E. 86th Avenue Merrillville, Indiana 46410
Agent for Service of Legal Process:	Officer Nomination and Compensation Committee of NiSource Inc.
(Address)	801 E. 86th Avenue Merrillville, Indiana 46410